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SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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MONTPELIER RE HOLDINGS LTD.

(Name of Registrant as Specified in Its Charter)

Not Applicable

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Montpelier Re Holdings Ltd.
Mintflower Place, 8 Par-La-Ville Road, Hamilton HM 08, Bermuda
NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
To Be Held On May 20, 2005
To our Shareholders:
      The Annual General Meeting of Shareholders of Montpelier Re Holdings Ltd. (the “Company”) will be held at the Company’s Offices at Crown House, 4 Par-La-Ville Road, Hamilton HM 08, Bermuda on May 20, 2005, at 12:00 p.m. Atlantic Daylight Time for the following purposes:

1. To elect to the Company’s Board of Directors four Class C directors for terms expiring in 2008.

2. To elect the designated company directors in respect of Montpelier Reinsurance Ltd., a wholly-owned reinsurance company organized under the laws of Bermuda.

3. To appoint PricewaterhouseCoopers of Hamilton, Bermuda as the Company’s independent registered public accounting firm for 2005 and to authorize the Company’s Board of Directors, acting by the Company’s Audit Committee, to set their remuneration.

4. To consider such other business as may properly come before the Annual General Meeting or any adjournments thereof.
      The Company’s audited financial statements for the year ended December 31, 2004, as approved by the Company’s Board of Directors, will be presented at this Annual General Meeting.
      The close of business on March 31, 2005 has been fixed as the record date for determining the shareholders entitled to notice of and to vote at the Annual General Meeting or any adjournments thereof. For a period of at least 10 days prior to the Annual General Meeting, a complete list of shareholders entitled to vote at the Annual General Meeting will be open for examination by any shareholder during ordinary business hours at the offices of the Company at Mintflower Place, 8 Par-La-Ville Road, Hamilton HM 08, Bermuda.
      Shareholders are urged to complete, date, sign and return the enclosed proxy card to Montpelier Re Holdings Ltd. in the accompanying envelope, which does not require postage if mailed in the United States. Signing and returning a proxy card will not prohibit you from attending the Annual General Meeting. Please note that the person designated as your proxy need not be a shareholder. Persons who hold their Common Shares in a brokerage account or through a nominee will likely have the added flexibility of directing the voting of their shares by telephone or over the internet.

By Order of the Board of Directors,

Jonathan B. Kim
Secretary
Hamilton, Bermuda
April 15, 2005

Montpelier Re Holdings Ltd.
Mintflower Place
8 Par-La-Ville Road
Hamilton HM 08
Bermuda
PROXY STATEMENT
ANNUAL GENERAL MEETING OF SHAREHOLDERS
May 20, 2005
GENERAL INFORMATION
      This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board”) of Montpelier Re Holdings Ltd. to be voted at our Annual General Meeting of Shareholders to be held at the Company’s Offices at Crown House, 4 Par-La-Ville Road, Hamilton HM 08, Bermuda on May 20, 2005 at 12:00 p.m., Atlantic Daylight Time, or any postponement or adjournment thereof. This Proxy Statement, the Notice of Annual General Meeting of Shareholders and the accompanying form of proxy are being first mailed to shareholders on or about April 15, 2005.
      As of March 31, 2005, the record date for the determination of persons entitled to receive notice of, and to vote at, the Annual General Meeting, there were 63,327,564 common shares of the Company, par value U.S. 1/6 cent per share (the “Common Shares”), issued and outstanding. The Common Shares are our only class of equity securities outstanding and entitled to vote at the Annual General Meeting.
      Holders of Common Shares are entitled to one vote on each matter to be voted upon by the shareholders at the Annual General Meeting for each share held. Pursuant to Section 51 of our Bye-laws, if, and so long as, the “controlled shares” (as defined below) of any person would otherwise represent more than 9.5% of the voting power of all of the shares entitled to vote generally at an election of directors, then the votes conferred by the controlled shares owned by such person shall be reduced by whatever amount is necessary so that after any such reduction such votes shall constitute 9.5% of the total voting power of all the shares entitled to vote generally at any election of directors as set forth in our Bye-laws. In addition, our Board may adjust a shareholder’s voting rights to the extent that the Board reasonably determines in good faith that it is necessary to do so to avoid adverse tax consequences or materially adverse legal or regulatory treatment to us or any subsidiary of the Company or to any shareholder or affiliate controlled by such shareholder. “Controlled shares” shall include, among other things, all Common Shares that a person is deemed to beneficially own directly, indirectly or constructively (within the meaning of Section 958 of the Internal Revenue Code of the United States).
      In order to determine the number of controlled shares owned by each shareholder, we are authorized to require any shareholder to provide information as to that shareholder’s beneficial share ownership, the names of persons having beneficial ownership of the shareholder’s shares, relationships with other shareholders or any other facts the directors may deem relevant to a determination of the number of Common Shares attributable to any person. We may, in our reasonable discretion, disregard the votes attached to shares of any holder failing to respond to such a request or submitting incomplete or inaccurate information.
      The presence of two or more persons present in person and representing in person or by proxy in excess of 50% of the total combined voting power (that is the number of maximum possible votes of the shareholders entitled to attend and vote at a general meeting, after giving effect to the provision of section 51 of our Bye-laws) of all of the issued and outstanding shares of the Company throughout the meeting shall form a quorum for the transaction of business at the Annual General Meeting.
      At the Annual General Meeting, shareholders will be asked to take the following actions:

1. To vote FOR the election of the Class C director nominees named herein to the Company’s Board of Directors for terms expiring in 2008.

2. To vote FOR the election of the designated company director nominees named herein for election as directors of our wholly-owned subsidiary Montpelier Reinsurance Ltd. (“Montpelier Re”).

3. To vote FOR the appointment of PricewaterhouseCoopers of Hamilton, Bermuda as the Company’s independent registered public accounting firm for 2005 and to authorize the Company’s Board of Directors, acting by the Company’s Audit Committee, to set their remuneration.
      At the Annual General Meeting, shareholders will also receive the report of our independent registered public accounting firm and may be asked to consider and take action with respect to such other matters as may properly come before the Annual General Meeting.
      Proposal Nos. 1, 2 and 3 will be decided by the affirmative vote of a majority of the voting rights attached to the Common Shares voted at the Annual General Meeting. The Company intends to conduct all voting at the Annual General Meeting by poll to be requested by the Chairman of the meeting, in accordance with the Bye-laws.
SOLICITATION AND REVOCATION
      PROXIES IN THE FORM ENCLOSED ARE BEING SOLICITED BY, OR ON BEHALF OF, THE BOARD. THE PERSONS NAMED IN THE ACCOMPANYING FORM OF PROXY HAVE BEEN DESIGNATED AS PROXIES BY THE BOARD. Such persons designated as proxies serve as officers of the Company. Any shareholder desiring to appoint another person to represent him or her at the Annual General Meeting may do so either by inserting such person’s name in the blank space provided on the accompanying form of proxy, or by completing another form of proxy and, in either case, delivering an executed proxy to the Secretary of the Company at the address indicated above, before the time of the Annual General Meeting. It is the responsibility of the shareholder appointing such other person to represent him or her as proxy to inform such person of this appointment.
      All Common Shares represented by properly executed proxies which are returned and not revoked will be voted in accordance with the instructions, if any, given thereon. If no instructions are provided in a properly executed proxy, it will be voted FOR each of the proposals described herein and set forth on the accompanying form of proxy, and in accordance with the proxyholder’s best judgment as to any other business as may properly come before the Annual General Meeting. If a shareholder appoints a person other than the persons named in the enclosed form of proxy to represent him or her, such person will vote the shares in respect of which he or she is appointed proxyholder in accordance with the directions of the shareholder appointing him or her. Any shareholder who executes a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company a written statement revoking such proxy, by executing and delivering a later dated proxy, or by voting in person at the Annual General Meeting. Attendance at the Annual General Meeting by a shareholder who has executed and delivered a proxy to us shall not in and of itself constitute a revocation of such proxy.
      Member brokerage firms of the New York Stock Exchange (“NYSE”) that hold shares in street name for beneficial owners may, to the extent that such beneficial owners do not furnish voting instructions, vote in their discretion upon Proposal Nos. 1, 2 and 3. Abstentions and broker non-votes will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.
      We will bear the cost of solicitation of proxies. We have engaged the firm of Georgeson Shareholder Communications Inc. to assist us in the solicitation of proxies for a fee of $7,500, plus the reimbursement of reasonable out of pocket expenses. Further solicitation may be made by our directors, officers and employees personally, by telephone, internet or otherwise, but such persons will not be specifically compensated for such services. We may also make, through bankers, brokers or other persons, a solicitation of proxies of beneficial holders of the Common Shares. Upon request, we will reimburse brokers, dealers, banks or similar entities acting as nominees for reasonable expenses incurred in forwarding copies of the proxy materials relating to the Annual General Meeting to the beneficial owners of Common Shares which such persons hold of record.

MANAGEMENT
      Our Bye-laws provide for a classified Board, divided into three classes of approximately equal size. Each director serves a three-year term, except in the case of a director appointed to fill a casual vacancy. Currently, we have eleven Directors serving on our Board, and our full Board consists of twelve directorships. There is no present intention of filling the vacancy or altering the composition of the Board. At our 2005 Annual General Meeting, our shareholders will elect the Class C Directors, who will serve until our 2008 Annual General Meeting. Our incumbent Class A Directors are scheduled to serve until our 2006 Annual General Meeting and our incumbent Class B Directors are scheduled to serve until our 2007 Annual General Meeting.
Current Board Members

			Director
Name	Age	Position	Since

Nominees for election as Class C Directors
Raymond Barrette(1)(2)	54	Director	2001
Steven J. Gilbert(1)(3)	58	Director	2001
John D. Gillespie(3)	46	Director	2001
William L. Spiegel(1)(4)	42	Director	2001
Continuing directors
Class A Directors
Anthony Taylor(2)(3)	59	Chairman, President and Chief Executive Officer	2001
Allan W. Fulkerson(3)(4)	71	Director	2001
K. Thomas Kemp	64	Director and former Chief Financial Officer	2002
Class B Directors
G. Thompson Hutton(2)(4)	50	Director	2001
Kamil M. Salame(3)(4)	36	Director	2001
Raymond M. Salter(1)(2)	71	Director	2001
John F. Shettle, Jr.(2)	50	Director	2004

(1)	Member of the Compensation and Nominating Committee.

(2)	Member of the Underwriting Committee.

(3)	Member of the Finance Committee.

(4)	Member of the Audit Committee.
      Anthony Taylor. Mr. Taylor has served as our President and Chief Executive Officer and President of Montpelier Re since January 1, 2002, and as our Chairman since February 27, 2004. From 1983 until December 2001, Mr. Taylor was associated with Lloyd’s Syndicate Number 51 “A Taylor & Others,” which was initially managed by Willis Faber Agencies and, after a management buy out, by Wellington Underwriting Agencies Limited (“Wellington”) of which Mr. Taylor was a founding director. From 1998 until 2001, Mr. Taylor was Chairman of Wellington Underwriting Inc., as well as Underwriting Director of Wellington. During 2001, Mr. Taylor was Chairman of Wellington and Deputy Chairman of Wellington Underwriting plc (“Wellington Underwriting”). Prior to 1998, Mr. Taylor served as the Active Underwriter of Lloyd’s Syndicate Number 51. Mr. Taylor is a Fellow of the Chartered Insurance Institute and has held various committee and board positions for the Lloyd’s market.
      Raymond Barrette. Mr. Barrette has been President and CEO of White Mountains Insurance Group, Ltd. (“White Mountains”) since January 2003, and a director since 2000, and served as Chief Executive Officer of OneBeacon Insurance Company (“OneBeacon”), a subsidiary of White Mountains, from 2001 until 2002. Mr. Barrette formerly served as President of White Mountains from 2000 to June 2001, and served as Executive Vice President and Chief Financial Officer of White Mountains from 1997 to 2000. He was formerly a consultant to Tillinghast-Towers Perrin from 1994 to 1996, and was with Fireman’s Fund Insurance Company from 1973 to 1993.
      Allan W. Fulkerson. Mr. Fulkerson is the President of Red Hill Capital, LLC. Previously, he served for more than ten years as President and Chief Executive Officer of Century Capital Management, Inc. He currently serves as a director and audit committee member of Argonaut Group, Inc. and as a director of Asset Allocation and Management, LLC and HCC Insurance Holdings, Inc. Previously, he has also served as a director of the Galtney Group, Inc., International Financial Group, Inc., Mutual Risk Management, Ltd., Risk Capital Holdings, Inc., SCUUL Limited, Tempest Reinsurance Co., Terra Nova (Bermuda) Holdings, Ltd., United Educators Risk Retention Group, Inc. and Wellington Underwriting. Mr. Fulkerson is a graduate of Williams College, where he served as a Trustee and Chairman of the Finance Committee until June 2001.
      Steven J. Gilbert. Mr. Gilbert has been Chairman of the Board of Gilbert Global Equity Partners, L.P., a private equity fund, since 1997. From 1992 to 1997, Mr. Gilbert was the Founder and Managing General Partner of Soros Capital L.P., and a principal advisor to Quantum Industrial Holdings Ltd. From 1988 through 1992, Mr. Gilbert was the Managing Director of Commonwealth Capital Partners, L.P., a private equity investment firm. Mr. Gilbert is also a Limited Partner of Chemical Venture Partners (now J.P. Morgan Capital Partners), which he founded in 1984, and was Managing General Partner until 1988. Mr. Gilbert is a former director of Veritas, Inc., Edmunds.com, iSky and Ionex. He is currently a director and audit committee member of LCC International, Inc., a director of the Asian Infrastructure Fund and Optical Capital Group, a director and co-chairman of True Temper Sports, Inc., and a director and chairman of CPM Holdings, Inc.
      John D. Gillespie. Mr. Gillespie has been a director of White Mountains since 1999, and Deputy Chairman since January 2003, and has served as Managing Director of OneBeacon since June 2001. He is also the founder and Managing Partner of his own investment firm, Prospector Partners LLC, in Guilford, Connecticut. Mr. Gillespie also serves as a director of Esurance Inc., Folksamerica Reinsurance Company (“Folksamerica”), Fund American Financial Services, Inc., Fund American Enterprises Holdings, Inc., Fund American Companies, Inc., Symetra Financial Corporation, White Mountains Advisors LLC, White Mountains Capital, Inc. (“White Mountains Capital”) and White Mountains Re Holdings, Inc. He is also on the Board of Trustees of Bates College. Prior to forming Prospector Partners, Mr. Gillespie was President of the T. Rowe Price Growth Stock Fund and the New Age Media Fund, Inc. Mr. Gillespie was at T. Rowe Price from 1986 to 1997 and GEICO Corporation from 1980 to 1984.
      G. Thompson Hutton. Mr. Hutton is a private equity and venture capital investor based in Palo Alto, California. Since 2003, Mr. Hutton has been Managing Director of Thompson Hutton LLC, providing management and investment advisory services to private equity and venture capital firms and their portfolio of operating companies. Immediately prior to forming Thompson Hutton LLC, he worked as a private investor in association with Trident Capital, Sutter Hill Ventures and Morgan Stanley Venture Partners. Mr. Hutton served as President and Chief Executive Officer of Risk Management Solutions, Inc. from 1990 to 2000. Prior to 1990, Mr. Hutton was a management consultant at McKinsey & Company, Inc. Mr. Hutton is currently a director of Claim IQ, Inc., Safeco Corporation (“Safeco”), where he sits on the Audit Committee and is Chairman of the Nominating and Governance Committee, and Finaplex, Inc.
      K. Thomas Kemp. Mr. Kemp serves as our Vice President in an advisory role for which he receives no compensation and as a Director. From 2001 to 2004 he also served as our Chief Financial Officer. Mr. Kemp was a Director of White Mountains from 1994 to March 2004. He was also President of White Mountains from June 2001 until December 2002. From January 2000 to June 2001, Mr. Kemp was Deputy Chairman, and from 1997 to 2000, he was President and CEO of White Mountains. Mr. Kemp was a director of Folksamerica, a subsidiary of White Mountains Re Group, Ltd., Fund American Reinsurance Company, Ltd. (“Fund American”) and PECO Pallets, Inc. (“PECO Pallet”) until 2004. He currently serves as a director of Amlin plc and Main Street America Assurance Corporation.
      Kamil M. Salame. Mr. Salame is a Director in the Private Equity Group of Credit Suisse First Boston. Mr. Salame joined DLJ’s Merchant Banking Group, a predecessor to Credit Suisse First Boston Private Equity, Inc., in 1997. Previously, he was a member of DLJ’s Leveraged Finance Group. Mr. Salame is also a director of Aspen Insurance Holdings, Ltd., a Bermuda insurance and reinsurance company. Mr. Salame received a J.D. from Columbia Law School, an M.B.A. from Columbia Business School and a B.S. from Georgetown University.
      Raymond M. Salter. Mr. Salter was associated with Willis Faber plc (“Willis Faber”) from 1986 to 1993, during which time he served as a main board director and Managing Director of the North American Reinsurance Division. During his eight years at Willis Faber, Mr. Salter also held a number of other directorships in the Willis Faber group. Mr. Salter retired from Willis Faber in 1993 and since then has held a number of non-executive directorships including positions at Kiln Capital plc (in the position of Chairman), Kiln Underwriting Limited, Lombard Insurance Group and Groupama UK (Lombard was acquired by Groupama UK), Advent Underwriting Agencies Limited London (previously BF Caudle Underwriting Agencies) (in the position of Chairman), Advent Capital Holdings plc and Ashley Palmer Syndicates Limited.
      John F. Shettle, Jr. Mr. Shettle is currently CEO of Tred Avon Capital Advisors, Inc. and acts as a Sub-Advisor to Swiss Re Alternative Assets, LLC with respect to its private equity portfolio holdings. From 1999 until 2003, Mr. Shettle served as Managing Director and Senior Managing Director of Securitas Capital, LLC, the private equity arm of Swiss Reinsurance Company. From 2003 until 2004, he also served as interim CEO of Providence Washington Insurance Companies and as President of its parent, PW Acquisition Company, a portfolio company of Securitas Capital’s private equity fund. From 1983 to 1997, Mr. Shettle was employed in various executive capacities with AVEMCO Corporation, a NYSE-listed specialty insurance group, including acting as its President, COO and CEO from 1994 onward, and he served on its board of directors. He currently serves as a director of Employers Direct Corporation, HTH Worldwide, Comparis AG, PW Acquisition Company, Riskclick Ltd. and SalvageSale. Mr. Shettle received his undergraduate degree from Washington & Lee University and holds an M.B.A. from the Sellinger School of Business at Loyola College in Maryland.
      William L. Spiegel. Mr. Spiegel is the President of Cypress Advisors Inc., which manages over $3.5 billion in private equity funds. He has been with Cypress since its formation in 1994. Prior to joining Cypress, he was a member of the Merchant Banking Group at Lehman Brothers. Over the course of his career, he has worked on private equity transactions in a wide range of industries. Mr. Spiegel currently manages Cypress’ efforts in the healthcare and financial services industries. Mr. Spiegel is a director of Catlin Group Ltd., FGIC Corporation, MedPointe Inc., and Scottish Re Group Limited. He has an M.B.A. from the University of Chicago, an M.A. in Economics from the University of Western Ontario, and a B.Sc. in Economics from The London School of Economics.
Executive Officers

			Position
Name	Age	Position	Since

Anthony Taylor(1)	59	Chairman, President and Chief Executive Officer of the Company and of Montpelier Re	2001
Thomas George Story Busher	49	Chief Operating Officer and Executive Vice President of the Company and Montpelier Re and Deputy Chairman of Montpelier Re	2001
C. Russell Fletcher III	52	Chief Underwriting Officer and Executive Vice President of the Company and of Montpelier Re and Director of Montpelier Re	2001
Kernan V. Oberting	35	Chief Financial Officer and Executive Vice President of the Company and of Montpelier Re	2004
Nicholas Newman-Young	53	Managing Director of Montpelier Marketing Services (UK) Limited	2001

(1)	Anthony Taylor is also a director; detailed information regarding his experience is set forth in the prior section.

      Thomas George Story Busher. Mr. Busher serves as our Chief Operating Officer and Executive Vice President. From 1985 to 2000, Mr. Busher was employed by Wellington Underwriting, where he served as Director and Group Secretary and as Director and Secretary of Wellington. Prior to his employment with Wellington Underwriting, Mr. Busher served as Director and Company Secretary of Richard Beckett Underwriting Agencies Limited. Mr. Busher has also served as Chairman of Lloyd’s Underwriting Agents Association and as a member of the Business Conduct Committee of Lloyd’s Regulatory Board and of Lloyd’s/ FSA Liaison Committee. Mr. Busher is a Solicitor of the Supreme Court of England & Wales and holds a Bachelor of Arts degree in Law from Clare College, Cambridge.
      C. Russell Fletcher III. Mr. Fletcher is our Chief Underwriting Officer and Executive Vice President. From 1999 to 2001, he served as Executive Vice President of Homesite Group Incorporated. From 1996 to 1998, he was employed by CAT Limited (acquired by ACE Ltd.) and its successor, Tempest Reinsurance Company Limited, where he served as Chief Underwriting Officer — North America. From 1986 to 1996, he was employed by Vesta Insurance Group, Inc. (and its predecessor, Liberty National Fire Insurance Company), where he served as Executive Vice President. Mr. Fletcher has also been employed by subsidiaries of the following reinsurance and insurance brokerages: Benfield Group plc (“Benfield”), Aon Corporation and Marsh & McLennan Companies, Inc. Mr. Fletcher holds a B.A. degree from Washington & Lee University and an M.B.A. from the University of Pennsylvania’s Wharton School.
      Kernan V. Oberting. Mr. Oberting is our Chief Financial Officer and Executive Vice President. From 2003 to 2004, he served as a Managing Director of White Mountains Capital. From 1998 to 2003, he was employed as a Vice President of White Mountains and OneBeacon. Prior to joining White Mountains, Mr. Oberting was a convertible bond and warrant trader at CSFB and a financial analyst with Stern Stewart & Co. Mr. Oberting is a former director of Artemis Woman, LLC, Esurance, Inc., Esurance Property and Casualty Insurance Company, PECO Pallet and Tranvia, Inc. Mr. Oberting holds a Bachelor of Arts in Economics from Dartmouth College.
      Nicholas Newman-Young. Mr. Newman-Young serves as Managing Director of Montpelier Marketing Services (UK) Limited. From 1998 to 2001, he served as Managing Director in the London office of HartRe Company, LLC. From 1992 to 1998, Mr. Newman-Young was employed by Willis Faber North America (U.K.), where he served as Managing Director. Prior to joining Willis Faber, Mr. Newman-Young served as Chairman of MCWinn Underwriting Agencies and Director of Claremount Underwriting Agency. He also served as an underwriter for 18 years in the following Lloyd’s syndicates: Syndicate 558, Syndicate 674 and Sir Philip d’Ambrumenil Syndicate. Mr. Newman-Young is a graduate of the Royal Military Academy Sandhurst.
BOARD MEETINGS AND COMMITTEES
      The Board met four times during fiscal year 2004. It is the Board’s policy that all directors should attend the Annual General Meeting of shareholders unless unavoidably prevented from doing so by unforeseen circumstances. All of our directors attended the 2004 Annual General Meeting of our shareholders and each of our directors attended over 75% of the Board meetings and meetings of committees of which such director was a member in fiscal year 2004. It is the Board’s policy that Raymond Barrette, Lead Director, attend and preside over each regularly scheduled executive session of non-management directors. The Board has concluded that Raymond Barrette, Allan W. Fulkerson, Steven J. Gilbert, John D. Gillespie, G. Thompson Hutton, Kamil M. Salame, Raymond M. Salter, John F. Shettle, Jr., and William L. Spiegel are independent directors in accordance with the director independence standards of the NYSE and the Company’s Categorical Standards for Director Independence (the “Independence Standards”), as adopted by the Board and attached hereto as Appendix A. As required by its Independence Standards, the Board has also determined that none of them has a material relationship with the Company that would impair his independence from management or otherwise compromise his ability to act as an independent director. Accordingly, the majority of the Board is comprised of independent directors.
      The Board had four standing committees in fiscal year 2004: the Audit Committee, the Compensation and Nominating Committee, the Finance Committee and the Underwriting Committee. During fiscal year

2004, the Audit Committee met five times, the Compensation and Nominating Committee met four times, the Finance Committee met four times, and the Underwriting Committee met three times.
Audit Committee
      The Audit Committee, comprised of Messrs. Fulkerson, Hutton, Salame and Spiegel, has general responsibility for the oversight and surveillance of our accounting, reporting and financial control practices. The Audit Committee annually reviews the qualifications of the independent registered public accounting firm, is directly responsible for their selection, and reviews the plan, fees and results of their audit. Mr. Hutton is Chairman of the Audit Committee. The Board has determined that all members of the Audit Committee are “independent,” as defined in the NYSE listing standards, Securities and Exchange Commission (“SEC”) rules and the Company’s Independence Standards. The Board has further determined that Mr. Hutton qualifies as an “audit committee financial expert” under the rules of the SEC.
      The Audit Committee has established a charter, which outlines its primary duties and responsibilities and which may be found on our website at www.montpelierre.bm under “Investor Information”. A copy of the Audit Committee charter may be obtained at no charge upon written request to the attention of the Company Secretary at Mintflower Place, 8 Par-La-Ville Road, Hamilton HM 08, Bermuda.
Compensation and Nominating Committee
      The Compensation and Nominating Committee, comprised of Messrs. Barrette, Gilbert, Salter and Spiegel, oversees our compensation and benefit policies and programs, including administration of our annual bonus awards and long-term incentive plans, the evaluation of the Board and management, and the development of corporate governance principles. The Compensation and Nominating Committee is responsible for all aspects of compensation and benefits policies for the Company’s CEO and executive officers. This includes approving and reviewing performance measures, evaluating performance and reviewing and approving all salary and incentive payments and equity awards for the Company’s CEO and other executive officers. The Compensation and Nominating Committee is also responsible for management succession for all executive officers of the Company, including the CEO. In addition, the Committee searches for qualified director candidates as needed and reviews background information of candidates for selection to the Board, including those recommended by shareholders, and makes recommendations to the Board regarding such candidates. Mr. Salter is Chairman of the Compensation and Nominating Committee. The Board has determined that all members of the Compensation and Nominating Committee are “independent” as defined in the NYSE listing standards and the Company’s Independence Standards.
      The Compensation and Nominating Committee has established a charter, which outlines its primary duties and responsibilities and which may be found on our website at www.montpelierre.bm under “Investor Information”. A copy of the Compensation and Nominating Committee charter may be obtained at no charge upon written request to the attention of the Company Secretary at Mintflower Place, 8 Par-La-Ville Road, Hamilton HM 08, Bermuda.
      In carrying out its function to nominate candidates for election to the Board, the Compensation and Nominating Committee seeks candidates who meet the criteria for selection and have any specific qualities or skills being sought based on input from members of the Board. The Compensation and Nominating Committee believes that director candidates must be at least 21 years of age and should have certain minimum qualifications, including the highest standards of integrity, significant accomplishments in their chosen field of expertise, experience with a high degree of responsibility in a business, non-profit organization, educational institution, professional services firm or other organization, an ability to commit the appropriate time for preparing for Board meetings, attending meetings, and other corporate governance matters, an understanding of basic financial statements, and familiarity with the role and function of a board of directors in a company.
      The Compensation and Nominating Committee may also consider additional factors in evaluating a potential director candidate, including candidate qualifications that would assist the Board in achieving a mix that represents a diversity of background and experience. Such qualifications may include leadership skills, strategic or policy setting experience in a complex organization, experience and expertise that is relevant to the Company’s insurance and reinsurance business, including any specialized business experience, actuarial or underwriting expertise, or other specialized skills, an ability to contribute meaningfully to the needs of the Company and the Board, high ethical character and a reputation for honesty, integrity, and sound business judgment, an ability to represent the interests of all the shareholders of the Company, and any qualities and accomplishments that complement the Board’s existing strengths.
      The Compensation and Nominating Committee also evaluates whether such director candidate is “independent” under the NYSE listing standards and the Company’s Independence Standards, is financially literate, has accounting or related financial management expertise as defined by the NYSE listing standards, or qualifies as an audit committee financial expert, as defined by SEC rules and regulations, and is free of any conflict of interest or the appearance of any conflict of interest with the best interests of the Company and its shareholders.
      With respect to an incumbent director, the Compensation and Nominating Committee may consider the incumbent director’s service to the Company during his or her term, including the number of meetings attended, level of participation, and overall contribution to the Company.
      The Compensation and Nominating Committee may identify potential nominees for director through director suggestions, management recommendations, business, insurance industry and other contacts, and shareholder nominees. The Compensation and Nominating Committee may, to the extent it deems appropriate, engage a third-party search firm and other advisors to identify potential nominees for director.
Finance Committee
      The Finance Committee, comprised of Messrs. Fulkerson, Gilbert, Gillespie, Salame and Taylor, formulates our investment policy and oversees all of our significant investing activities. Mr. Gillespie is the Chairman of the Finance Committee.
Underwriting Committee
      The Underwriting Committee, comprised of Messrs. Barrette, Hutton, Salter, Shettle and Taylor, oversees Montpelier Re’s underwriting policies. Mr. Taylor is the Chairman of the Underwriting Committee.
Shareholder Recommendations
      Shareholders who wish to recommend a person or persons for consideration as a Company nominee for election to the Board should send a written notice by mail, c/o Company Secretary, Montpelier Re Holdings Ltd., Mintflower Place, 8 Par-La-Ville Road, Hamilton HM 08, Bermuda, or by fax to 441-296-4358 and include the following information:

•	the name(s) and address(es) of the shareholder(s) making the nomination, the number of Common Shares which are owned beneficially and of record by such shareholder(s) and the period for which such Common Shares have been held;

•	the name of each person whom the shareholder(s) recommend(s) to be considered as a nominee;

•	a description of the relationship between the nominating shareholder(s) and each nominee;

•	a business address and telephone number for each nominee (an e-mail address may also be included);

•	biographical information regarding such nominee, including the person’s employment and other relevant experience and a statement as to the qualifications of the nominee;

•	all information relating to such nominee required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (the “1934 Act”); and

•	written consent to nomination and to serving as a director, if elected, of the recommended nominee.
      Shareholder recommendations of director nominees for future Annual General Meetings to be included in the Company’s proxy materials will be considered only if received no later than the 120th calendar day before the first anniversary of the date of the Company’s proxy statement in connection with the previous year’s annual meeting. For shareholder proposals to be included in the proxy statement relating to the 2006 Annual General Meeting, see “2006 Shareholder Proposals” below. Under the regulations of the SEC, the Company is not required to include certain shareholder (including director nominee) proposals in its proxy materials.

Accordingly, the Company does not waive its right to exclude shareholder proposals from its proxy statement. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable rules and regulations promulgated by the SEC.
      In order for a shareholder to nominate a candidate for director at a meeting of shareholders without inclusion of such director nominee in the Company’s proxy statement, timely written notice of the nomination should be received by the Company in advance of the meeting. Such notice of a proposed nomination should be received by the Company at least 45 calendar days prior to the first anniversary of the date of the Company’s proxy statement in connection with the previous year’s annual meeting. Shareholders in attendance at a general meeting of the Company may nominate a candidate for election as a director from the floor of the meeting, if the election of directors is on the agenda for the meeting. The notice provisions recommended in this paragraph are separate from the requirements a shareholder must meet in order to have a proposed nominee considered by the Compensation and Nominating Committee of the Company’s Board of Directors for nomination by the Board of Directors and inclusion as a nominee in the Company’s proxy statement.
Shareholder Communications
      Shareholders may send written communications to the Board or any one or more of the individual Directors by mail, c/o Company Secretary, Montpelier Re Holdings Ltd., Mintflower Place, 8 Par-La-Ville Road, Hamilton HM 08, Bermuda or by fax at 441-296-4358. All communications will be compiled and summarized by the Secretary of the Company. For communications addressed to a specific director, that director will receive such summary. The Chairman of the Board will receive the summary for all communications that are not addressed to a particular director. Summaries of the communications will be submitted to the Chairman of the Board or the individual director, as applicable, on a regular basis.
AUDIT COMMITTEE REPORT
      This report is furnished by the Audit Committee of the Board of Directors with respect to the Company’s financial statements for the year ended December 31, 2004.
      As stated above, the Audit Committee has established a charter which outlines its primary duties and responsibilities. The Audit Committee Charter, which has been approved by the Board, is reviewed at least annually and is updated as necessary.
      Company management is responsible for the preparation and presentation of complete and accurate financial statements and for establishing and maintaining adequate internal control over financial reporting. The independent registered public accounting firm, PricewaterhouseCoopers, are responsible for performing an integrated audit of the Company’s consolidated financial statements and of its internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report on their audits.
      In performing its oversight role in connection with the integrated audit of the Company’s consolidated financial statements for the year ended December 31, 2004, the Audit Committee has: (1) reviewed and discussed the audited consolidated financial statements with management; (2) reviewed and discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61; and (3) received from and reviewed and discussed with the independent registered public accounting firm the written disclosures required by Independence Standards Board Standard No. 1 and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. Based on these reviews and discussions, the Audit Committee has determined its independent registered public accounting firm to be independent and has recommended to the Board that the audited consolidated financial statements be included in the Annual Report on Form 10-K for filing with the SEC and for presentation to the Shareholders at the 2005 Annual General Meeting.
G. Thompson Hutton (Chair)
Allan W. Fulkerson
Kamil M. Salame
William L. Spiegel

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
      The following table sets forth information as of March 31, 2005 with respect to the beneficial ownership of Common Shares by (i) each person known by us to own beneficially 5% or more of the outstanding Common Shares, (ii) each of our directors, (iii) our Chief Executive Officer and each of the executive officers named in the “Summary Compensation Table” and (iv) all of our executive officers and directors as a group.

		Percentage of
	Number of	Common Shares
Name and Address of Beneficial Owner(1)	Common Shares	Outstanding

White Mountains Insurance Group, Ltd.(2)	13,481,546.5	19.1%
One Beacon Street
Boston, MA 02108
FMR Corp.(3)	9,518,947	15.0
82 Devonshire Street
Boston, Massachusetts 02109
Capital Research and Management Company(4)	7,726,300	12.2
333 South Hope Street
Los Angeles, CA 90071
Franklin Resources Inc.(5)	3,466,265	5.5
One Franklin Parkway
San Mateo, CA 94403-1906
Anthony Taylor(6)	861,096	1.4
Raymond Barrette(7)	500	*
Allan W. Fulkerson(8)	1,580	*
Steven J. Gilbert(9)	1,190,555	1.9
John D. Gillespie(10)	974,460	1.5
G. Thompson Hutton(11)	6,084	*
K. Thomas Kemp(12)	60,000	*
Kamil M. Salame(13)	—	—
Raymond Salter	—	—
John F. Shettle, Jr.	1,000	*
William L. Spiegel(14)	—	—
Thomas G.S. Busher(15)	123,176	*
C. Russell Fletcher(16)	65,321
Nicholas Newman-Young(17)	24,183	*
Kernan V. Oberting	3,000	*
All directors and executive officers as a group (15 persons)	3,310,955	5.2

*	Less than 1%

(1)	Unless otherwise stated, the address for each beneficial owner is c/o Montpelier Re Holdings Ltd., Crown House, 4 Par-La-Ville Road, Hamilton HM 08, Bermuda.

(2)	Includes 900,000 Common Shares held by OneBeacon American Insurance Company, 3,600,000 Common Shares held by OneBeacon, 1,800,000 Common Shares held by Pennsylvania General Insurance Company and 9,189 Common Shares held by Folksamerica and warrants, which are currently exercisable, to purchase 7,172,357.5 Common Shares.

(3)	Based on a Schedule 13G/A filed jointly by FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson with the SEC on February 14, 2005. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 8,697,360 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 (the “1940 Act”). The ownership of one investment company, Fidelity Contrafund, amounted to 5,020,900 shares. Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and the funds each has sole power to dispose of the 8,697,360 shares owned by the Funds. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the 1934 Act, is the beneficial owner of 156,300 shares as a result of its serving as investment manager of the institutional account(s). Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each has sole dispositive power over 156,300 shares and sole power to vote or to direct the voting of 156,300 shares of Common Stock owned by the institutional account(s) as reported above. Members of the Edward C. Johnson 3d family are the predominant owners of Class B shares of common stock of FMR Corp., representing approximately 49% of the voting power of FMR Corp. Mr. Johnson, 3d owns 12.0% and Abigail Johnson owns 24.5% of the aggregate outstanding voting stock of FMR Corp. Mr. Johnson, 3d is Chairman of FMR Corp. and Abigail P. Johnson is a Director of FMR Corp. The Johnson family group and all other Class B shareholders have entered into a shareholders’ voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the 1940 Act, to form a controlling group with respect to FMR Corp. Fidelity International Limited and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. Fidelity International Limited is the beneficial owner of 665,287 shares.

(4)	Based on a Schedule 13G/A filed jointly by Capital Research and Management Company (“Capital”) and The Income Fund of America, Inc. (“IFAI”) with the SEC on April 8, 2005. Capital, an investment adviser registered under Section 203 of the 1940 Act, is deemed to be the beneficial owner of 7,726,300 shares as a result of acting as an investment adviser to various investment companies registered under Section 8 of the 1940 Act. IFAI, an investment company registered under the 1940 Act, which is advised by Capital, is the beneficial owner of 4,120,000 shares. Capital has the sole power to vote or to direct the vote of 3,606,300 shares but has no shared power to vote or to direct the vote of its shares or shared power to dispose or to direct the disposition of its shares. Capital has the sole power to dispose or to direct the disposition of 7,726,300 shares. However, Capital disclaims beneficial ownership over all such shares pursuant to Rule 13d-4 of the 1934 Act as amended. IFAI has the sole power to vote or to direct the vote of 4,120,000 shares. IFAI has no shared power to vote or to direct the vote of its shares, nor does it have the sole or the shared power to dispose or to direct the disposition of its shares.

(5)	Based on a Schedule 13G filed by jointly by Franklin Resources, Inc., Charles B. Johnson and Rupert H. Johnson, Jr. with the SEC on February 14, 2005. The securities covered by the joint filing are beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries, including Franklin Advisers, Inc., Franklin Advisory Services, LLC, Fiduciary Trust Company International, Fiduciary International, Inc., and Franklin Templeton Portfolio Advisors, Inc. (the “Adviser Subsidiaries”) of Franklin Resources, Inc. (“FRI”). Such advisory contracts grant to such Adviser Subsidiaries all investment and/or voting power over the securities owned by such advisory clients. Therefore, such Adviser Subsidiaries may be deemed to be, for purposes of Rule 13d-3 under the 1934 Act the beneficial owner of the securities covered by the joint filing. The voting and investment powers held by Franklin Mutual Advisers, LLC (“FMA”), formerly Franklin Mutual Advisers, Inc., an indirect wholly-owned investment advisory subsidiary of FRI, are exercised independently from FRI and from all other investment advisor subsidiaries of FRI (FRI, its affiliates and investment advisor subsidiaries other than FMA are collectively referred to as “FRI affiliates”). FMA and FRI internal policies and procedures establish informational barriers that prevent the flow between FMA and FRI affiliates of information that relates to the voting and investment powers over the securities owned by their respective advisory clients. Consequently, FMA and the FRI affiliates are each reporting the securities over which they hold investment and voting power separately from each other. Charles B. Johnson and Rupert H. Johnson, Jr. (the “Principal Shareholders”) each own in excess of 10% of the outstanding Common Stock of FRI and are the principal shareholder of FRI. FRI and the Principal Shareholders may be deemed to be, for purposes of Rule 13d-3 under the 1934 Act, the beneficial owner of the securities held by persons and entities advised by FRI subsidiaries. FRI, the Principal Shareholders and each of the Adviser Subsidiaries disclaim any economic interest or beneficial ownership in any of the securities covered by the joint filing. FRI, the Principal Shareholders, and each of the Adviser Subsidiaries are of the view that they are not acting as a “group” for purposes of Section 13(d) under the 1934 Act and that they are not otherwise required to attribute to each other the “beneficial ownership” of securities held by any of them or by any persons or entities advised by the FRI subsidiaries. Collectively, the Adviser Subsidiaries are the beneficial owners of 3,466,265 shares. Individually, Franklin Advisers, Inc. has the sole power to vote or to direct the disposition of or to dispose or to direct the disposition of 2,543,200 shares, Franklin Advisory Services, LLC has the sole power to vote or to direct the vote of 745,000 shares and the sole power to dispose or to direct the disposition of 751,000 shares, Fiduciary Trust Company International has the sole power to vote or to direct the vote or to dispose or to direct the disposition of 85,150 shares, Fiduciary International, Inc. has the sole power to vote or to direct the vote of or to dispose or to direct the disposition of 49,000 shares, and Franklin Templeton Portfolio Advisors, Inc. (“FTPA”) has the sole power to vote or to direct the vote of or to dispose or to direct the disposition of 37,915 shares. FTPA may hold some or all of its shares under various “wrap fee” investment management arrangements. Under these arrangements, the underlying clients may, from time to time, either retain, delegate to FTPA entirely, or delegate on a client-by-client basis, the power to vote the shares beneficially held by FTPA. To the extent any underlying clients retain voting power of any shares, FTPA disclaims sole power to vote or direct the vote for such shares. There is no shared power to vote or to direct the vote of shares held by the Adviser Subsidiaries.

(6)	Includes 60,100 Common Shares previously held and 800,996 Common Shares resulting from the net share exercise of 1,440,000 options on March 4, 2005. All of the 800,996 Common Shares resulting from the net share exercise and all 60,100 previously held Common Shares are subject to a lockup entered into by Mr. Taylor and the Company and cannot be sold or transferred for two years from the date of the net share exercise.

(7)	Mr. Barrette is also an executive officer and director of White Mountains Insurance Group, Ltd., one of our principal shareholders.

(8)	All Common Shares formerly held by Century Capital Partners II, L.P. (“Century”), to which Mr. Fulkerson had disclaimed beneficial ownership, except to the extent of his actual pecuniary interest therein, were distributed to the limited partners of Century on March 8, 2005. Following the March 8, 2005 distribution in kind to limited partners of Century, Mr. Fulkerson held 1,580 Common Shares.

(9)	Includes 15,626 Common Shares held by GGEP-SK, LLC, 181,095 Common Shares held by Gilbert Global Equity Partners (Bermuda), L.P. and 993,834 Common Shares held by Gilbert Global Equity Partners, L.P. Mr. Gilbert disclaims beneficial ownership of these shares.

(10)	Includes (i) 854,460 Common Shares owned by various funds of Prospector Partners LLC in which Mr. Gillespie is either general manager or investment manager, (ii) 60,000 Common Shares held by Gillespie Family 2000, LLC in which Mr. Gillespie’s interest is limited to that as a co-managing member, (iii) 36,000 Common Shares held by Main Street America Assurance Corporation to which Mr. Gillespie serves as an investment manager and (iv) 24,000 Common Shares held by National Grange Mutual Insurance Company to which Mr. Gillespie serves as an investment manager. Mr. Gillespie disclaims beneficial ownership of the Common Shares owned by Prospector Partners LLC and Gillespie Family 2000, LLC, except to the extent of his pecuniary interest therein. Mr. Gillespie is also Deputy Chairman of White Mountains Insurance Group, Ltd., one of our principal shareholders.

(11)	Includes 6,000 Common Shares held by Hutton Living Trust and 84 Common Shares held by the G. Thompson Hutton Trust.

(12)	Includes 15,000 Common Shares held by Little Oak Hill Partnership L.P.

(13)	Mr. Salame, one of our directors, is a Director in the Private Equity Group of Credit Suisse First Boston, of which DLJ MB Partners III GmbH & Co. KG, DLJ Offshore Partners III, C.V., DLJ Offshore Partners III-1, C.V., DLJ Offshore Partners III-2, C.V., Donaldson, Lufkin & Jenrette Securities Corporation, as nominee for Credit Suisse First Boston Private Equity, Inc., DLJ First ESC, L.P., EMA 2001 Plan, L.P., Docklands 2001 Plan, L.P., Paradeplatz 2001 Plan, L.P. and CSFB 2001 Investors, L.P., Millennium Partners II, L.P. and DLJMB Overseas Partners III, C.V. are a part (the “DLJ Related Entities”). The DLJ Related Entities beneficially own 1,363,410 Common Shares. Credit Suisse First Boston, a Swiss bank, owns the majority of the voting stock of Credit Suisse First Boston, Inc., which in turn owns all of the voting stock of Credit Suisse First Boston (USA), Inc. (formerly Donaldson Lufkin & Jenrette, Inc.) (“CSFB-USA”). The DLJ Related Entities are direct and indirect subsidiaries of CSFB-USA and merchant banking funds advised by subsidiaries of CSFB-USA. Mr. Salame has no beneficial ownership of any of the Common Shares owned by the DLJ Related Entities.

(14)	Mr. Spiegel, one of our directors, is a Managing Director of Cypress Advisors Inc., which manages various Cypress entities. All Common Shares formerly held by the Cypress entities were sold under the Company’s Form S-3 shelf registration statement, which was declared effective on February 23, 2004, in a sale which was completed on March 10, 2005.

(15)	All Common Shares currently held resulted from the net share exercise of 225,000 options on March 4, 2005. Vested and unvested options held by Mr. Busher involved in the March 4, 2005 transaction were exercised net in exchange for 63,855 unrestricted and 59,321 restricted Common Shares, respectively. The restricted Common Shares are subject to the same vesting basis as the original options.

(16)	Includes 6,000 Common Shares previously held and 59,321 Common Shares resulting from the net share exercise of 112,500 options on March 4, 2005. All options held by Mr. Fletcher involved in the March 4, 2005 transaction were unvested and were exercised net in exchange for restricted Common Shares. The restricted Common Shares are subject to the same vesting basis as the original options.

(17)	All Common Shares currently held resulted from the net share exercise of 45,000 options on March 4, 2005. Vested and unvested options held by Mr. Newman-Young involved in the March 4, 2005 transaction were exercised net in exchange for 8,364 unrestricted and 15,819 restricted Common Shares, respectively. The restricted Common Shares are subject to the same vesting basis as the original options.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the 1934 Act, as amended, requires the Company’s officers and directors and persons who own more than 10% of a registered class of the Company’s equity securities to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us with respect to fiscal year 2004, or written representations from certain reporting persons, during the year ended December 31, 2004, all Section 16(a) filing requirements applicable to the directors, officers and greater than 10% shareholders were complied with by such persons, except as hereinafter described. Mr. Gillespie filed one Form 4 late relating to the sale of Common Shares by Prospector Partners Fund, LP and related funds. Mr. Shettle and Jonathan B. Kim, Secretary to the Company, each filed one Form 3 late relating to their appointment as a director and officer of the Company, respectively. Cypress Group LLC filed one Form 4 late relating to the sale of Common Shares by certain affiliates in an underwritten secondary offering. All of the Form 3s and Form 4s were subsequently filed.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      We describe below some of the transactions we have entered into with parties that are related to our Company. We believe that each of the transactions described below was on terms no less favorable to us than we could have obtained from unrelated parties.
Transactions and Relationships with Initial Investors
      White Mountains and Benfield sponsored our formation and invested $180 million and $25 million, respectively, in our initial private placement. In addition, White Mountains and Benfield were granted warrants that entitled them to purchase 4,781,571 Common Shares and 2,390,785 Common Shares, respectively. On March 15, 2004, Benfield sold a warrant to purchase 2,390,785 Common Shares of the Company to White Mountains’ wholly-owned subsidiary, Fund American.
      Mr. Kemp, our former Chief Financial Officer and one of our directors, served as a member of the board of directors of White Mountains until March 31, 2004 and served as President of White Mountains until December 31, 2002. Mr. Barrette, one of our directors and a member of the Compensation and Nominating Committee and the Underwriting Committee, is a director of White Mountains and was named President and Chief Executive Officer of White Mountains, effective January 1, 2003. Mr. Gillespie, one of our directors, is President of White Mountains Advisors LLC, a wholly-owned indirect subsidiary of White Mountains, and Deputy Chairman of the Board of Directors of White Mountains. Mr. Gillespie is either manager or investment manager of various funds which own less than 5% of our Common Shares. Mr. Oberting, our current Chief Financial Officer, was a Managing Director of White Mountains Capital and was previously employed by White Mountains and OneBeacon. Long-term incentive awards granted by White Mountains Capital to Mr. Oberting prior to his employment by the Company continue to vest.
      We have engaged White Mountains Advisors LLC, a wholly-owned indirect subsidiary of White Mountains, to provide investment advisory and management services. We have agreed to pay investment management fees based on the month-end market values held under management. The fees, which vary depending on the amount of assets under management, averaged 0.11%, 0.17% and 0.19% for the years ended December 31, 2004, 2003 and 2002, respectively, and are included in net investment income. An amount of $0.7 million was payable as of December 31, 2004 to White Mountains Advisors LLC for these services.
      We pay brokerage commissions to Benfield insurance and reinsurance affiliates. Management believes that these commissions were consistent with commissions that were paid to other brokers in the ordinary course of business.
Relationships with Strategic Investors and Underwriters
      One of our directors, Kamil M. Salame, is a Director in the Private Equity Group of Credit Suisse First Boston, an affiliate of which, Credit Suisse First Boston LLC (“CSFB-LLC”), has acted as an underwriter in public offerings of our equity and debt.
      Bank of America, N.A. (“BoA”), an affiliate of Banc of America Securities LLC, one of the underwriters in a secondary offering and our Senior Notes offering, previously participated and acted as the administrative agent and a lender in our credit facilities. Under these facilities, we had a revolving credit line with a $50 million borrowing limit and had a three year term loan of $150 million. Credit Suisse First Boston, an affiliate of CSFB-LLC, one of the underwriters in a secondary offering and our Senior Notes offering, is also a lender in our credit facilities. On August 4, 2003, using the proceeds from the issuance of $250 million Senior Notes, we repaid the $150 million outstanding under this facility and cancelled the revolving credit facility. On March 11, 2005, BoA exercised a warrant (the “BoA Warrant”) for the purchase of Common Shares of the Company resulting in the purchase of 88,656 Common Shares. As a result of the exercise of the BoA Warrant, all remaining warrants for the purchase of the Common Shares of the Company are owned by various subsidiaries or affiliates of White Mountains.
      Effective June 20, 2003, we entered into a new Letter of Credit Reimbursement and Pledge Agreement for the provision of a letter of credit facility of up to $450 million. On October 28, 2004, we exercised an option to increase the aggregate amount of the letter of credit facility by $50 million. BoA and CSFB-LLC participate as lenders under this agreement.
      In the ordinary course of business, we have entered into one reinsurance agreement with OneBeacon, a subsidiary of White Mountains, for the year ended December 31, 2004. We will receive approximately $1.4 million in aggregate premiums from this contract.
      On August 2, 2004, we invested an aggregate of $20 million as part of an investor group, which includes one of our founding shareholders, White Mountains Insurance Group, Ltd., that acquired the life and investments business of Safeco (since renamed Symetra Financial Corporation), pursuant to a Stock Purchase Agreement. Symetra is an unquoted investment and is carried at estimated fair value based on reported net asset values and other information available to management.

MANAGEMENT COMPENSATION
Summary Compensation Table
      The following table includes information concerning the compensation awarded to, earned by or paid for services rendered in all capacities during 2004, 2003 and 2002 by the Company’s Chief Executive Officer, the four most highly compensated executive officers (measured by base salary and bonus) who were serving as executive officers at the end of 2004 and one other individual who had been an executive officer but who was not serving as such at the end of 2004. We refer to these individuals collectively as our “named executive officers”.

			Annual Compensation
					Securities
				Other Annual	Underlying	LTIP	All Other
Name and Principal Position	Year	Salary(1)	Bonus	Compensation(2)	Options/SARs	Payouts	Compensation(3)

Anthony Taylor	2004	$748,195	$287,000	$231,770	—	$4,170,252	$75,540
President and Chief	2003	$518,176	$808,000	$267,445	—	—	$53,450
Executive Officer	2002	$447,520	$379,000	$216,849	2,040,000	—	$85,726
C. Russell Fletcher III	2004	$437,750	$210,000	$183,442	—	$3,127,530	$51,068
Chief Underwriting	2003	$425,000	$671,000	$174,138	—	—	$60,228
Officer and Executive	2002	$400,000	$339,000	$48,000	225,000	—	$194,397
Vice President
Thomas George Story Busher	2004	$394,814	$190,000	$177,842	—	$1,667,910	$42,777
Chief Operating	2003	$365,166	$576,000	$129,908	—	—	$36,517
Officer and Executive	2002	$317,032	$297,000	$108,551	225,000	—	$64,795
Vice President
Nicholas Newman-Young	2004	$301,622	$151,000	—	—	$834,114	$31,545
Managing Director of	2003	$262,547	$336,000	—	—	—	$26,255
Montpelier Marketing	2002	$224,850	$188,000	—	60,000	—	$22,485
Services (UK) Limited
K. Thomas Kemp(4)	2004	$139,050	$89,000	—	—	—	—
Former Chief Financial	2003	$180,000	$180,000	—	—	—	—
Officer	2002	—	$113,000	—	—	—	—
Kernan V. Oberting(5)	2004	$75,000	$54,000	$66,593	—	—	$57,500
Chief Financial Officer and Executive Vice President

(1)	The 2004, 2003 and 2002 salary for Mr. Newman-Young is the United States dollar equivalent of £164,800, £160,000 and £150,000, respectively. The 2003 and 2002 salary for Mr. Taylor is the United States dollar equivalent of £316,667 and £300,000, respectively. The 2004 salary for Mr. Taylor from January 1, 2004 until June 30, 2004 was the United States dollar equivalent of £163,084. Effective July 1, 2004 Mr. Taylor’s salary was denominated in United States dollars.

(2)	The 2004 amounts represent housing expense reimbursements in the amount of $69,000, $144,000, $144,000 and $36,000 for Messrs. Taylor, Fletcher, Busher and Oberting, respectively, reimbursements for personal travel on commercial flights between Bermuda and the UK (Messrs. Taylor and Busher) and Bermuda and the U.S. (Messrs. Fletcher and Oberting) in the amount of $162,770, $9,675, $33,842 and $14,224 for Messrs. Taylor, Fletcher, Busher, and Oberting, respectively, and tax reimbursements for Messrs. Fletcher and Oberting in the amount of $29,767 and $16,369, respectively. The 2003 amounts represent housing expense reimbursements in the amount of $132,500, $144,000 and $101,882 for Messrs. Taylor, Fletcher and Busher, respectively, and reimbursements for personal travel on commercial flights between Bermuda and the UK (Messrs. Taylor and Busher) and Bermuda and the U.S. (Mr. Fletcher) in the amount of $134,945, $30,138 and $28,026 for Messrs. Taylor, Fletcher and Busher, respectively. The 2002 amounts represent housing expense reimbursements in the amount of $110,000, $48,000 and $75,000 for Messrs. Taylor, Fletcher and Busher, respectively, and reimbursements for personal travel on commercial flights between Bermuda and the UK in the amount of $106,849 and $33,551 for Mr. Taylor and Mr. Busher, respectively.

(3)	The 2004 amounts represent expenses incurred in relocating to Bermuda reimbursed in the amount of $6,222, $2,576 and $50,000 for Messrs. Fletcher, Busher and Oberting, respectively, contributions made to the Company’s defined contribution pension scheme of $74,820, $43,775, $39,481, $30,162, and $7,500 for Messrs. Taylor, Fletcher, Busher, Newman-Young and Oberting, respectively, and other benefits, including annual parking and health club fees of $720, $1,071, $720, and $1,383 paid on behalf of Messrs., Taylor, Fletcher, Busher and Newman-Young, respectively. The 2003 amounts represent expenses incurred in relocating to Bermuda reimbursed in the amount of $1,632 and $12,153 for Messrs. Taylor and Fletcher, respectively, contributions made to the Company’s defined contribution pension scheme of $51,818, $42,500, $36,517, and $26,255 for Messrs. Taylor, Fletcher, Busher and Newman-Young, respectively, and other benefits, including health club fees and personal taxation consulting fees of $5,575 on behalf of Messr, Fletcher. The 2002 amounts represent contributions made to the Company’s defined contribution pension scheme of $35,758, $40,000, $25,333, and $22,485 for Messrs. Taylor, Fletcher, Busher and Newman-Young, respectively, and other benefits, including expenses incurred in relocating to Bermuda and annual parking, health club and personal taxation consulting fees, paid to or on behalf of Messrs. Taylor, Fletcher and Busher, of $49,968, $154,397, and $39,462, respectively.

(4)	Mr. Kemp had been the Company’s Chief Financial Officer and retired from this position on October 1, 2004.

(5)	Mr. Oberting became the Company’s Chief Financial Officer and Executive Vice President on October 1, 2004.
Options Granted During Fiscal Year 2004
      No options or stock appreciation rights were granted to named executive officers during 2004.
Options Exercised During Fiscal Year 2004 and Fiscal Year-End Option Values
      The following table provides information on exercised and unexercised options held by each of the named executive officers as of December 31, 2004.

			Number of Shares		Value of Unexercised
			Underlying Unexercised		In-the-Money
			Options/SARs		Options/SARs
			at Fiscal Year End		at Fiscal Year End
	Shares		December 31, 2004		December 31, 2004
	Acquired	Value
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Anthony Taylor	500,000	$9,822,311	1,030,000	510,000	$21,163,500	$9,832,800
C. Russell Fletcher III	112,500	$2,198,650	—	112,500	—	$2,122,313
Thomas George Story Busher	—	—	112,500	112,500	$2,310,188	$2,122,313
Nicholas Newman-Young	15,000	$299,505	15,000	30,000	$301,800	$565,950
K. Thomas Kemp	—	—	—	—	—	—
Kernan V. Oberting	—	—	—	—	—	—

Long-Term Incentive Plan — Awards in Last Fiscal Year
      The following table summarizes the long-term incentive plan awards made to the named executive officers during 2004 under the Company’s Performance Unit Plan. Mr. Oberting was the only named executive officer granted long-term incentive plan awards in 2004. The long-term incentive awards presented below consisted of performance units granted to Mr. Oberting upon his commencement of employment and represent a thirty percent share of the units previously awarded to Mr. Kemp in respect of the three year performance cycle covering years 2003 through 2005 and a seventy percent share of the units previously awarded to Mr. Kemp in respect of the three performance cycle covering years 2004 through 2006. The total number of performance units issued, accordingly, remained unaltered.

	Number of	Performance	Estimated Future Payouts(2)
	Performance	Period for
Name	Units(1)	Payout	Threshold (#)	Target (#)	Maximum (#)

Kernan V. Oberting	4,723	3 years(3)	0	4,723	9,446
	11,939	3 years(4)	0	11,939	23,878

(1)	Each performance unit represents the fair value of a Common Share.

(2)	Performance units are conditional grants which entitle the recipient to receive, without payment to the Company, all, double, or a part of the value of the units granted, depending on the achievement of specific financial or operating goals, as further described below.

(3)	These performance units vest at the end of 2005.

(4)	These performance units vest at the end of 2006.
      Performance units vest at the end of a three-year performance cycle, and are payable in cash, Common Shares or a combination thereof at the discretion of the Compensation and Nominating Committee of the Board. For the 2003-2005 cycle and the 2004-2006 cycle, the performance target for a 100% harvest ratio is the achievement of a certain combined ratio (which is the sum of the Company’s loss and expense ratios) over the period or the achievement of a certain annual total return to shareholders as measured over the period. Final determination of actual performance and the amount of payment to participants is at the sole discretion of the Compensation and Nominating Committee. A participant may receive zero to 200% of his or her target award based on the achievement of performance targets.
Equity Compensation Plan Information
      The following table provides information as of December 31, 2004 with respect to the Company’s Share Option Plan, Performance Unit Plan and Long-Term Incentive Plan. No awards were made under the Long-Term Incentive Plan during the last fiscal year.

	Number of			Number of Securities
	Securities to be			Remaining Available for
	Issued Upon		Weighted-Average	Future Issuance Under
	Exercise of		Exercise Price of	Equity Compensation Plans
	Outstanding Options,		Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights		Warrants and Rights	Reflected in Column (a))

	(a)		(b)	(c)
Equity compensation plans approved by security holders	0		0	4,000,000
Equity compensation plans not approved by security holders(1)	3,794,500	(2)	$18.47	0
Total	3,794,500		$18.47	4,000,000

(1)	These compensation plans were adopted prior to the Company’s October 2002 initial public offering of Common Shares.

(2)	Consists of 1,922,500 outstanding share options granted under the Share Option Plan and 1,872,000 Common Shares subject to the Performance Unit Plan. The number of Common Shares subject to the Performance Unit Plan shown in the table represents the maximum number of Common

Shares that may be issued if the performance targets applicable to such units are achieved at the “maximum” level. If “target” performance levels are achieved, only half of these shares would be issued. The Compensation and Nominating Committee of the Board has discretion to settle these awards in cash, Common Shares or a combination of cash and Common Shares. Performance units do not require the payment of an exercise price. Accordingly, there is no weighted average exercise price for these awards.

      The following is a description of the Company’s non-shareholder approved equity compensation plans adopted prior to the Company’s October 2002 initial public offering of Common Shares. Available grants under each of the plans described below were exhausted at December 31, 2004. In order to provide a means of granting long-term equity-based incentive compensation in future years, the Board adopted the Montpelier Long-Term Incentive Plan (the “LTIP”), which was approved at the 2004 Annual General Meeting and which became effective as of January 1, 2005.
      Performance Unit Plan. Pursuant to the terms of the Performance Unit Plan, at the discretion of the Compensation and Nominating Committee, performance units may be granted to executive officers and certain other key employees. Performance units are conditional grants that entitle the recipient to receive, without payment to the Company, all, double, or a part of the target value of the units granted, depending on the achievement of specific financial or operating goals. Performance units vest at the end of a three-year performance cycle and are payable in cash, Common Shares or a combination of both at the discretion of the Compensation and Nominating Committee.
      Share Option Plan. Pursuant to the terms of the Share Option Plan, the Compensation and Nominating Committee has discretion to grant share options to certain key employees. The options expire ten years after the award date and are subject to various vesting periods. Upon certain transactions that result in a change of control of the Company, all options granted under the plan will vest, and upon certain terminations of employment following other transactions resulting in a change in control, all options held by the affected employee will vest. A total of 1,922,500 options were outstanding pursuant to the Share Option Plan at December 31, 2004. Following the net share exercise of vested and unvested options by founding members of the Company’s management on March 4, 2005, there are no options outstanding.
Compensation of Directors
      Those directors who are also our employees are not paid any fees or other compensation for services as members of the Board or any committee of the Board.
      All directors who do not receive compensation for service as an employee of the Company or any of its subsidiaries receive the following compensation: (a) an annual retainer of $75,000 per director; (b) annual fees for each of the Chairman of the Finance, Compensation and Nominating and Underwriting Committees of $7,500, which fee will not be paid to the incumbent Chairman of the Underwriting Committee; (c) an annual fee for the Chairman of the Audit Committee of $50,000; (d) annual fees of $10,000 for members of the Audit Committee; and (e) attendance fees of $2,000 per meeting for directors of the Board and members of all committees.
      The Company’s Board has also approved a non-management directors’ non-mandatory equity plan effective May 20, 2005 (the “Directors Share Plan”). All directors who do not receive compensation for service as an employee of the Company or any of its subsidiaries are eligible to participate in the Directors Share Plan. Eligible directors who elect to participate will have their cash retainer fee reduced by $30,000 ($7,500 per quarter) and will receive a number of share units of equivalent value. Share units will comprise a contractual right to receive Common Shares upon termination of service as a director. In addition, while the share units are outstanding, they will be credited with dividend equivalents. Participation elections will be made on an annual basis (from Annual General Meeting to Annual General Meeting) and will remain in effect unless revoked. Revocation will be given effect beginning with the next subsequent Annual General Meeting.

CEO Employment Agreement
      The Company entered into a new service agreement with Mr. Taylor in August 2004, effective as of January 1, 2005, under which he agreed to continue to serve as Chief Executive Officer, President and Chairman of the Board through December 31, 2007. The following is a summary of the material terms of the agreement. Mr. Taylor is to be paid an initial base salary of $900,000 per annum, subject to annual increase or decrease (but not below the initial base salary). In addition, Mr. Taylor is eligible to receive a target bonus of 50% of his base salary, provided targeted goals are met, and will receive an annual grant of performance shares pursuant to the Company’s LTIP with a target value of at least $3,000,000 over a maximum three-year performance cycle. Terms relating to Mr. Taylor’s base salary became effective as of July 1, 2004 pursuant to an amendment to his original service agreement.
      If Mr. Taylor resigns with good reason or is terminated without cause, this agreement provides that he shall be entitled to receive accrued salary and benefits, an amount equal to at least two times the sum of his base salary and target bonus, accelerated vesting of stock options and a pro rata payment with respect to any outstanding performance shares previously awarded under the Company’s LTIP. The agreement also contains customary provisions relating to reimbursement of expenses, confidentiality, non-competition and non-solicitation. The non-competition and non-solicitation periods would last for twelve months following termination of employment.
Employment and Change of Control Agreements
      The following information summarizes the material terms of the employment-related agreements for our named executive officers.
      Thomas George Story Busher. We have entered into service agreements with Mr. Busher, effective as of January 1, 2002, pursuant to which he has agreed to serve as our Chief Operating Officer and Executive Vice President. In addition to his annual salary, Mr. Busher is entitled to a housing allowance and travel allowance. Mr. Busher’s service agreements also entitle him to participate in our Performance Unit Plan and LTIP. Mr. Busher has also been granted options under our Share Option Plan. The remaining material terms of Mr. Busher’s service agreements are common to the other officers’ service agreements and are described below.
      C. Russell Fletcher III. We have entered into a service agreement with Mr. Fletcher, effective as of January 1, 2002, pursuant to which he has agreed to serve as our Chief Underwriting Officer and Executive Vice President. In addition to his annual salary, Mr. Fletcher is entitled to a housing allowance and travel allowance. Mr. Fletcher’s service agreement also entitles him to participate in our Performance Unit Plan and LTIP. Mr. Fletcher has also been granted options under our Share Option Plan. The remaining material terms of Mr. Fletcher’s service agreement are common to the other officers’ service agreements and are described below.
      Kernan V. Oberting. We have entered into a service agreement with Mr. Oberting, effective as of October 1, 2004, pursuant to which he has agreed to serve as the Company’s Chief Financial Officer upon the retirement of Mr. Kemp. In addition to his annual salary, Mr. Oberting is entitled to a housing allowance and travel allowance. Mr. Oberting’s service agreement also entitles him to participate in our LTIP. In addition, Mr. Oberting will be permitted to provide limited service for White Mountains Capital or its affiliates, provided that such work does not interfere with his performance for the Company. Such services must be fully disclosed to the Company, and the Company may require Mr. Oberting to cease such services at any time. The remaining material terms of Mr. Oberting’s service agreement are common to the other officers’ service agreements and are described below
      Nicholas Newman-Young. We have entered into a service agreement with Mr. Newman-Young, effective as of January 24, 2002, pursuant to which he has agreed to serve as the Managing Director of Montpelier Marketing Services (UK) Limited. Mr. Newman-Young’s service agreement entitles him to participate in our Performance Unit Plan and LTIP. The remaining material terms of Mr. Newman-Young’s service agreement are common to the other officers’ service agreements and are described below.

      K. Thomas Kemp. Effective October 1, 2004, Mr. Kemp retired as the Chief Financial Officer of the Company. Mr. Kemp will remain Vice President of the Company, as may be requested, but will not receive any compensation in that role. However, he will continue to receive the earnout of a portion of existing long-term incentive grants awarded during his tenure as Chief Financial Officer. He will also remain on the Board of the Company for the balance of his term as a Class A director, which expires at the Company’s 2006 Annual General Meeting.
      Provisions Common to the Service Agreements. In addition to the provisions described above, the service agreements of Messrs. Busher, Fletcher, Oberting and Newman-Young contain the following provisions. Each service agreement is terminable upon twelve months’ written notice by us or upon six months’ written notice by the officer. Each agreement entitles the officer to participate in the LTIP and the Company’s annual bonus, deferred compensation and severance plans. Each agreement also contains non-competition and non-solicitation provisions, which extend for a period of twelve months following termination of employment for Messrs. Busher and Oberting, and six months following termination of employment for Mr. Fletcher. Following termination of employment, Mr. Newman-Young cannot compete with the Company for six months, cannot solicit business away from the Company for six months, and cannot solicit the services of any executive or director of the Company for twelve months. The service agreements have no specific provisions relating to a change in control of the Company. However, the Performance Unit Plan, LTIP and Severance Plan each provide for the payment of specified benefits if a participant’s employment terminates for specified reasons following a change in control of the Company.
Severance Plan
      The Company adopted a Severance Plan in August 2004, effective as of January 1, 2005, that provides for the payment of specified benefits if the employment of certain senior executives terminates in connection with a “change in control” as defined in the Company’s LTIP. Benefits are triggered under the plan if, within twenty-four months following the occurrence of a change in control, a plan participant’s employment is terminated by the Company for a reason other than death, disability or cause, or by the participant following a constructive termination. The plan is administered by the Compensation and Nominating Committee, which is authorized to interpret the plan and to establish, amend and rescind any rules and regulations relating to the plan.
      Pursuant to the Severance Plan, the Compensation and Nominating Committee, in its sole discretion, determines whether an executive should receive Group A Benefits (a “Group A Executive”) or Group B Benefits (a “Group B Executive”). If a Group A Executive’s employment is terminated, lump-sum cash payments will be made within thirty days to such executive equal to three times the sum of the executive’s annual base salary and annual bonus, each as determined in accordance with the Severance Plan. If a Group B Executive’s employment is terminated, lump-sum cash payments will be made within thirty days to such executive equal to two times the sum of the executive’s annual base salary and annual bonus, each as determined in accordance with the Severance Plan. Currently, the Compensation and Nominating Committee has determined that Mr. Taylor is a Group A Executive and that Messrs. Fletcher, Busher and Newman-Young are Group B Executives and may change such determinations at any time in its discretion. In order to receive any payments under the Severance Plan, the executive must execute within sixty days of termination of employment an agreement under which he or she agrees to a general release of all claims against the Company.
Compensation and Nominating Committee Interlocks and Insider Participation
      Mr. Kemp, our former Chief Financial Officer and one of our directors, served as a member of the board of directors of White Mountains until March 31, 2004 and served as President of White Mountains until December 31, 2002. Mr. Barrette, one of our directors and a member of the Compensation and Nominating Committee and the Underwriting Committee, is a director of White Mountains and was named President and Chief Executive Officer of White Mountains, effective January 1, 2003.

EXECUTIVE COMPENSATION
Compensation and Nominating Committee Report on Executive Compensation

Introduction
      The Compensation and Nominating Committee of the Board (the “Committee”) is comprised solely of independent directors. The Committee has responsibility for developing and implementing the Company’s compensation policy for senior management and employees, and for determining the compensation of the executive officers of the Company.
      The Committee designs and approves all compensation policies. Our policies are designed with the principal goal of maximizing shareholder value over long periods of time. Other important goals are to attract and retain superior executive talent in our offshore location, and to reward financial and personal performance.

Philosophy
      The Committee believes that total compensation should closely correlate with the change in value experienced by shareholders. Accordingly, the executive group is primarily compensated with equity-linked incentives. Levels of compensation are largely determined by annually-determined performance-based measures, further aligning the interests of management and shareholders.

Compensation Structure
      We have entered into employment agreements with each of our named executive officers and other senior members of management. These employment agreements specify that compensation consists primarily of three components: base salary, annual bonus and long-term incentive awards. Other elements of compensation include deferred compensation and retirement benefits and personal travel to and from our offshore location.
      The level of compensation is based on numerous factors, including achievement of target underwriting results and financial objectives established by the Committee and our Board.

Base Salary
      Base salary is set to be competitive in light of relevant market conditions in the reinsurance industry and in our offshore location. The Company subscribes to regular surveys carried out by third parties for the purpose of obtaining appropriate comparative data. Salaries are based on individual responsibilities and performance expectations, adjusted where necessary for cost of living factors. The peer group used for the purpose of setting compensation is a narrower group than that used for stock performance graph purposes and is comprised mainly of Bermuda insurance and reinsurance companies.

Annual Bonus Plan
      Under the annual bonus plan, participating employees are eligible to receive a performance-based bonus. Bonus targets for the purpose of establishing the size of the bonus pools for executives and employees are established each year by the Committee and are determined on a number of performance factors, weighted most heavily to the financial performance of the Company. The allocation of the bonus pools to executives and employees is primarily based on the overall performance of the individual. Under existing employment agreements, none of our named executives are entitled to a minimum bonus payment.

Long-Term Incentive Awards
      Long-term incentive plans provide for the grant to our named executive officers and certain other principal employees of various types of incentive awards, some of which may be share-based.
      Our principal long-term incentive award is a performance share award in which eligible employees are granted units, each representing the fair value of a Common Share. The payment to a participant of this fair value is dependent on the achievement of specific goals relating to our operating and financial performance, generally over a three-year period or as otherwise determined by the Committee. At the discretion of the Committee, payment may take the form of cash or Common Shares.

CEO Compensation
      The compensation of Anthony Taylor, our President and Chief Executive Officer, is determined and reviewed by the Committee. Consistent with the Company’s principal goal of maximizing shareholder value over long periods of time, Mr. Taylor’s compensation arrangements have been designed to closely align his interests with those of shareholders. The Committee believes that Mr. Taylor has significantly contributed to the achievement of our strategic and operating goals, to the successful financing and public listing of the Company, to the increase in value for shareholders and to the culture of the Company. Factors which have resulted in increased shareholder value, and upon which the Committee has based its determination of Mr. Taylor’s compensation include, but are not limited to, increases in the Company’s net income, earnings per share and total return to shareholders, the commencement in 2004 of a regular dividend program, as well as consistent, high quality combined ratio and gross written premium results.

Key Compensation Developments During 2004

Base Compensation
      The Committee’s approach to the setting of base compensation, namely salary, annual bonus and health and welfare benefits, remained unchanged from prior years with the exception of the change mentioned below. Salaries and benefits for the named executive officers were adjusted for the year by reference to market conditions in Bermuda and factors including corporate responsibilities and performance. These adjustments included a mid-year switch by the Company to the local practice of paying payroll tax and benefit charges on behalf of all staff, the cost of which was agreed to be clawed back in the calculation of the annual bonus. These adjustments are reflected in the bonus amounts for named executive officers of the Company in the “Management Compensation — Summary Compensation Table”. The target bonus pool for all senior executives, including the named executive officers, remained at 50% of eligible base salary as in the Company’s previous three years of operation.

Annual Bonus
      When establishing the size of the executive bonus pool for the 2004 fiscal year, the Committee had particular regard to the level and frequency of the catastrophe events which occurred in the third and fourth quarters and to the Company’s relative performance compared to other property catastrophe insurance and reinsurance companies in its peer group. The Committee also considered this performance by reference to the internal targets set in the Company’s business plan. The Committee concluded that, despite the impact of the loss events, overall performance remained sufficiently close to target to constitute a satisfactory outcome in all the circumstances and that maintenance of the executive bonus pool at 50% of eligible salaries was warranted.
      In determining the distribution of the executive bonus pool amongst qualifying employees, the Committee had regard to a variety of factors, including individual performance and the recommendations of the CEO, except in his own case where a determination was made solely based on the Committee’s evaluation of performance. In the case of each of the named executive officers including the CEO, the Committee concluded that, after taking into account the claw back referred to above, the appropriate annual bonus was 48% of salary, pro-rated according to length of service in the case of Messrs. Oberting and Kemp.

Renewal of Mr. Taylor’s Service Agreement
      The Committee oversaw the entry by the Company into a new service agreement with Mr. Taylor (the “New Service Agreement”), under which he agreed to continue to serve as Chief Executive Officer, President and Chairman of the Board through December 31, 2007. In setting the terms for the New Service Agreement, the Committee reviewed comparative data prepared by third party consultants relating to the total compensation paid to CEOs in the Company’s peer group, and also took into account Mr. Taylor’s contribution to the founding of the Company and its subsequent transition from a start-up to a globally competitive company listed on the NYSE. For a description of Mr. Taylor’s new service agreement, please refer to “Management Compensation — CEO Employment Agreement”.

Adoption of Long-Term Incentive Plan and Initial Grants; extension to wider group
      On May 20, 2004, at the Annual General Meeting, shareholders approved the adoption of the Company’s LTIP as the successor plan to the Performance Unit Plan. The Committee agreed that the LTIP should be extended to a wider range of staff than the previous Performance Unit Plan, and devoted much of its time in the latter part of 2004 to the establishment of new performance criteria that would remain valid for the ten-year life of the LTIP, and would also recognize the significant capital management role performed by certain key executives.
      No awards were made under the expiring Performance Unit Plan during the year to named executive officers other than Mr. Oberting for the 2004-2006 performance period because such awards were previously made by the Committee at its meeting held in November 2003. For a description of Common Shares subject to the Performance Unit Plan please refer to “Equity Compensation Plan Information”.

Adoption of Severance Plan
      In conjunction with the renewal of Mr. Taylor’s service agreement, the Committee agreed that it was reasonable that Mr. Taylor and certain other senior executives whose service agreements did not contain change in control provisions should be entitled to participate in a new Severance Plan that was adopted by the Committee. The plan provides for benefits upon certain terminations of employment following a change of control of the Company. The terms of the Severance Plan are described under “Management Compensation — Severance Plan”.

Exhaustion of Performance Unit Plan and Initial Pay Outs; impact of loss experience
      The Company’s original vehicle for providing long term management incentives, the Performance Unit Plan, was exhausted by the final round of grants made by the Committee in respect of the 2004-2006 performance period.
      At the end of 2004, the first pay-out under the Performance Unit Plan became due, and was paid to participants on February 28, 2005. The pay-out related to awards made in January 2002 of performance units in respect of the performance period beginning on January 1, 2002 and ending on December 31, 2004.
      At the time the awards were granted, the Committee established a performance objective based on the Company’s achievement of a certain level of average combined ratio, which is the sum of the Company’s loss and expense ratios, over the performance period. Under the terms of the Performance Unit Plan, the Committee had the ability to settle performance units in cash, in Common Shares of the Company, or in a combination of the two. Based on performance results, the Committee approved the following cash payments under the Performance Unit Plan to the following named executive officers: Mr. Taylor, $4,170,252, Mr. Fletcher, $3,127,530, Mr. Busher, $1,667,910, and Mr. Newman-Young, $834,114.
      The final value of the pay-out was significantly impacted by the Atlantic hurricanes, Japanese typhoons and the earthquake and related tsunami in the Indian Ocean that occurred in the third and fourth quarters of 2004, reducing the performance unit multiple from just under 200% to 132% of the target units. The Committee considers that this effect demonstrates the value to shareholders of the plan design and the close correlation which it achieves in practice between the results experienced by shareholders and the compensation of management.

All Other Compensation
      The Committee has also reviewed all annual non-variable elements of CEO and named executive officer compensation including: housing and relocation reimbursement allowances, reimbursements for personal travel on commercial flights to and from the Company’s Bermuda location, contributions made to the Company’s defined contribution pension scheme, and other benefits outlined in the Summary Compensation Table above and believes that all elements of such compensation were appropriate.

Compliance with Internal Revenue Code Section 162(m)
      As the Company is domiciled in Bermuda, none of the Company’s current incentive compensation plans specifically address Section 162(m) of the U.S. Internal Revenue Code (the “Code”). The Company believes, however, that all such plans give the Committee flexibility to structure executive compensation in compliance with Section 162(m) of the Code in the future, should it determine to do so. To the extent any current incentive compensation plan does not offer such flexibility and to the extent the Company and the Committee may identify a need to structure executive compensation under such plan in compliance with Section 162(m) of the Code, the Company will seek to make the necessary amendments to such plan, with shareholder approval if required.
Compensation and Nominating Committee
Raymond M. Salter (Chair)
Raymond Barrette
Steven J. Gilbert
William L. Spiegel
Corporate Governance Guidelines
      The Company has adopted Corporate Governance Guidelines to provide a framework for the governance of the Company. The Corporate Governance Guidelines are posted on our website at www.montpelierre.bm under “Investor Information”. A copy of the Corporate Governance Guidelines may be obtained at no charge upon written request to the attention of the Company Secretary at Mintflower Place, 8 Par-La-Ville Road, Hamilton HM 08, Bermuda.
Code of Conduct and Ethics
      The Company has adopted a Code of Conduct and Ethics for all its directors, officers and employees, including the Company’s chief executive officer and chief financial officer. The Code of Conduct and Ethics is posted on our website at www.montpelierre.bm under “Investor Information”. A copy of the Code of Conduct and Ethics may be obtained at no charge upon written request to the attention of the Company Secretary at Mintflower Place, 8 Par-La-Ville Road, Hamilton HM 08, Bermuda. Any waiver of any part of the Code of Conduct and Ethics for executive officers or directors may be made only by the Board or the Audit Committee and will be promptly disclosed to shareholders as required by the SEC and NYSE rules.

PERFORMANCE GRAPH
      The following graph compares cumulative return on our Common Shares, including reinvestment of dividends of our Common Shares, to such return for the Standard & Poor’s (“S&P”) 500 Composite Stock Price Index and S&P’s Property-Casualty Industry Group Stock Price Index, for the period commencing October 10, 2002, the date the Company’s Common Shares became publicly traded, and ending on December 31, 2004, assuming $100 was invested on October 10, 2002. The measurement points on the graph below represent the cumulative shareholder return as measured by the last sale price at the end of each calendar year during the period from October 10, 2002 through December 31, 2004. As depicted on the graph below, during this period, the cumulative total return (1) on our Common Shares was 100.75%, (2) for the S&P 500 Composite Stock Price Index was 58.38% and (3) for the S&P Property-Casualty Industry Group Stock Price Index was 51.07%
Comparison of Cumulative Total Return

			S&P
			Property-Casualty
	Montpelier Re		Industry Group
	Holdings Ltd.	S&P 500	Stock Price Index

October 10, 2002	$100.00	$100.00	$100.00
December 31, 2002	$144.00	$113.79	$111.00
December 31, 2003	$185.20	$145.26	$139.26
December 31, 2004	$200.75	$158.38	$151.07

PROPOSAL FOR ELECTION OF DIRECTORS
(Proposal No. 1)
      Raymond Barrette, Steven J. Gilbert, John D. Gillespie and William L. Spiegel have been nominated for election as Class C directors at the Annual General Meeting by the Chairman of the Board. If elected, each of Messrs. Barrette, Gilbert, Gillespie and Spiegel will serve for a three-year term expiring at the Company’s Annual General Meeting of Shareholders in 2008 or until their respective successors are elected and qualified.
Vote Required
      The election of each nominee as a director requires approval by the affirmative vote of a majority, subject to Bye-law 51, of the total number of shares voted at the Annual General Meeting.
THE BOARD RECOMMENDS VOTING “FOR” THE ELECTION OF EACH OF THE
RESPECTIVE NOMINEES FOR CLASS C DIRECTOR.
ELECTION OF DESIGNATED COMPANY DIRECTORS FOR MONTPELIER RE
(Proposal No. 2)
      We conduct our reinsurance operations through our wholly-owned Bermuda subsidiary, Montpelier Re.
      Bye-law 85 of the Company’s Bye-laws provides that the board of directors of Montpelier Re shall consist of persons who first have been appointed as designated company directors by a resolution at the Annual General Meeting of the Shareholders of the Company. The Board of the Company must then vote all shares of Montpelier Re owned by the Company to elect such designated company directors as Montpelier Re directors. The Company’s Bye-law provisions with respect to the removal of designated company directors operate similarly. The Bye-laws of Montpelier Re provide that the only persons eligible to be elected as Montpelier Re’s directors are those persons who first have been appointed by the shareholders of the Company as designated company directors in accordance with the Company’s Bye-laws (including any limitation on voting rights).
      Proposal No. 2 calls for the election of Messrs. Taylor, Busher, Fletcher and Oberting as designated company directors for election to the board of directors of Montpelier Re. Messrs. Taylor, Busher, Fletcher and Oberting will not receive any compensation for their services as a director of Montpelier Re. Biographical information relating to Messrs. Taylor, Busher, Fletcher and Oberting is presented under the caption “Management” beginning on page 3 of this Proxy Statement.
Vote Required
      The election of each designated director requires approval by the affirmative vote of a majority, subject to Bye-law 51, of the total number of shares voted at the Annual General Meeting.
THE BOARD RECOMMENDS VOTING “FOR” THE ELECTION OF EACH OF THE
NOMINEES FOR DESIGNATED COMPANY DIRECTOR FOR MONTPELIER RE.
APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal No. 3)
      On February 25, 2005, upon recommendation of the Audit Committee, the Board unanimously selected, subject to appointment by the Company’s shareholders, PricewaterhouseCoopers of Hamilton, Bermuda to continue to serve as independent registered public accounting firm for the Company and its subsidiaries for the fiscal year ending December 31, 2005. In addition to this appointment, the shareholders are being asked to authorize the Board of Directors, acting by the Company’s Audit Committee, to set the remuneration for PricewaterhouseCoopers for the fiscal year ending December 31, 2005. PricewaterhouseCoopers has served as the Company’s independent registered public accounting firm since 2001.

      A representative of PricewaterhouseCoopers is expected to be present at the Annual General Meeting and will have the opportunity to make statements and to respond to appropriate questions raised at the Annual General Meeting.
Fees Billed to the Company by PricewaterhouseCoopers
      Audit Fees. Fees related to the audit of the Company’s annual financial statements and review of those financial statements included in the Company’s annual report on Form 10-K, in the Company’s quarterly reports on Form 10-Q and review services related to other SEC filings totaled $613,000 for the fiscal year ended December 31, 2004, $482,000 for the fiscal year ended December 31, 2003 and $594,324 for the fiscal year ended December 31, 2002.
      Audit-related Fees. The Company did not pay any fees related to assurance and related services for the performance of the audit or review of the Company’s financial statements for the fiscal years ended December 31, 2004, 2003 and 2002.
      Tax Fees. The aggregate fees related to tax compliance, tax advice and tax planning services were $157,158 for the fiscal year ended December 31, 2004, $178,802 for the fiscal year ended December 31, 2003 and $271,523 for the fiscal year ended December 31, 2002.
      All Other Fees. Fees billed to the Company by PricewaterhouseCoopers for all other non-audit services rendered to the Company totaled $122,700 for the fiscal year ended December 31, 2004, $72,500 for the fiscal year ended December 31, 2003 and $248,552 for the fiscal year ended December 31, 2002.
      The Audit Committee has considered whether the provision of non-audit services by PricewaterhouseCoopers is compatible with maintaining PricewaterhouseCoopers’ independence with respect to the Company and has determined that the provision of the specified non-audit services is consistent with and compatible with PricewaterhouseCoopers maintaining its independence.
      The policy of the Audit Committee is to pre-approve all audit and permissible non-audit services to be performed by the independent registered public accounting firm during the fiscal year, and, pursuant to this policy the Audit Committee pre-approved all audit and permissible non-audit services performed by the independent registered public accounting firm for the fiscal year ended December 31, 2004. The Audit Committee pre-approves services by authorizing specific projects within the categories outlined above, subject to the budget for each category. The Audit Committee Charter permits the Audit Committee to delegate authority to sub-committees of the Audit Committee consisting of one or more members or the Audit Committee Chair when appropriate, with respect to granting pre-approvals of audit and permitted non-audit services, provided that decisions of such sub-committees or the Chair to grant pre-approvals must be presented to the full Audit Committee and ratified by the Audit Committee at its next scheduled meeting.
Vote Required
      The appointment of the independent registered public accounting firm requires approval by the affirmative vote of a majority, subject to Bye-law 51, of the total number of shares voted at the Annual General Meeting.
THE BOARD RECOMMENDS A VOTE “FOR” THE APPOINTMENT OF
PRICEWATERHOUSECOOPERS OF HAMILTON, BERMUDA AS INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
OTHER MATTERS
      Neither the Board nor management intends to bring before the meeting any business other than the matters referred to in the Notice of Annual General Meeting of Shareholders and this Proxy Statement. If any other business should come properly before the meeting, or any adjournment thereof, the proxyholders will vote on such matters at their discretion.

2006 SHAREHOLDER PROPOSALS
      To be considered for inclusion in the proxy statement relating to the 2006 Annual General Meeting, shareholder proposals must be received by the Company no later than December 16, 2005, unless the Company changes the date of the 2006 Annual General Meeting by more than 30 days from the date of this year’s meeting, in which case the Company will provide a revised deadline in one of the Company’s quarterly reports on Form 10-Q. If a shareholder proposal is introduced at the 2006 Annual General Meeting without any discussion of the proposal in the Company’s proxy statement and the shareholder does not notify the Company by March 1, 2006 as required by Rule 14a-4(c)(1) of the 1934 Act of the intent to raise such proposal at the annual general meeting, then such proxies received by the Company for the 2006 Annual General Meeting will be voted by the persons named as such proxies in their discretion with respect to such proposal.

By Order of the Board of Directors,

Jonathan B. Kim
Secretary
Hamilton, Bermuda
April 15, 2005

      The Annual Report to Shareholders of the Company, including financial statements for the fiscal period ended December 31, 2004, is being mailed concurrently with this Proxy Statement. The Annual Report does not form any part of the material for the solicitation of proxies. Upon written request of a shareholder, the Company will furnish, without charge, a copy of the Company’s Annual Report on Form 10-K, as filed with the SEC. If you would like a copy of the Form 10-K, please contact Montpelier Re Holdings Ltd., Mintflower Place, 8 Par-La-Ville Road, Hamilton HM 08, Bermuda, Attn: Information Manager. In addition, financial reports and recent filings with the SEC, including the Form  10-K, are available on the Internet at http://www.sec.gov. Company information is also available on the Internet at http://www.montpelierre.bm.

Appendix A
CATEGORICAL STANDARDS FOR DIRECTOR INDEPENDENCE

I.	Introduction
      To be considered independent under the New York Stock Exchange, Inc. (“NYSE”) rules, the Board of Directors of the Company must determine that a director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). These Standards have been established in order to assist the Board in determining director independence and may be amended by the Board from time to time. These standards shall be interpreted in a manner consistent with the NYSE rules.
In order to be considered independent, a director of the Company must meet all of the following Categorical Standards for Director Independence.

II.	Definitions
      References to the “Company” include any parent or subsidiary in a consolidated group with the Company.
      The term “executive officer” has the same meaning specified for the term “officer” in Rule 16a-1(f) under the Securities Exchange Act of 1934.
      An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. When applying the look-back provisions required herein, individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated, need not be considered.

III.	Employment Relationships
      (1) A director is not independent if the director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer, of the Company. Employment as an interim Chairman or CEO or other executive officer shall not disqualify a director from being considered independent following that employment.
      (2) A director is not independent if: (A) the director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

IV.	Compensation Relationships
      (1) A director is not independent if the director has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). Compensation received by a director for former service as an interim Chairman or CEO or other executive officer need not be considered in determining independence under this test.
      (2) A director is not independent if the director has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). Compensation

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received by an immediate family member for service as an employee of the Company (other than as an executive officer) need not be considered in determining independence under this test.

V.	Commercial and Charitable Relationships
      (1) A director is not independent if the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds or exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues as reported for its last completed fiscal year.
      (2) A director is not independent if the director is an executive officer, director or trustee of a charitable organization that received contributions from the Company in an amount which, in any single fiscal year within the preceding three years, exceeded the greater of $1 million or 2% of such charitable organization’s total charitable receipts as reported for the last completed fiscal year; provided, however, that the Board may determine such relationships not to be material or otherwise consistent with a director’s independence. Note that the Company’s automatic matching of employee charitable contributions will not be included in the amount of the Company’s contributions for the purposes of this paragraph.

VI.	Interlocking Directorates
      A director is not independent if the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

VII.	Other Relationships
      (1) Being a director, executive officer or employee, or having an immediate family member who is a director, executive officer or employee, of a company that purchases insurance, reinsurance or other services or products from the Company, by itself, does not bar a determination that the director is independent if the payments made to the Company for such products or services are made in the ordinary course of business on an arms length basis.
      (2) For relationships not specifically mentioned above, the determination of whether a director has a material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company), and therefore would not be independent, will be made by the Board of Directors after taking into account all relevant facts and circumstances. For purposes of these standards, a director who is solely a director and/or a non-controlling shareholder of another company that has a relationship with the Company will not be considered to have a material relationship based solely on such relationship that would impair such director’s independence.

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▼ DETACH PROXY CARD HERE ▼

Please vote and sign on this side and return promptly in the enclosed envelope. Do not forget to date your proxy.

☒

Votes must be indicated (x) in Black or Blue ink.

The Board of Directors recommends a vote “FOR” the proposals listed below.

1.	Election of Class C Directors (see reverse)

FOR	☐	WITHHELD	☐	EXCEPTIONS	☐

For, except vote withheld from the following nominee(s):

2.	Appointment of designated company directors (see reverse)

FOR	☐	WITHHELD	☐	EXCEPTIONS	☐

For, except vote withheld from the following nominee(s):

		FOR	AGAINST	ABSTAIN

3.	To appoint PricewaterhouseCoopers of Hamilton, Bermuda as the Company’s independent registered public accounting firm for 2005 and to authorize the Company’s Board, acting by the Company’s Audit Committee, to set their remuneration.	☐	☐	☐

4.	To consider such other business as may properly come before the Annual General Meeting or any adjournments thereof.

To change your address, please mark this box.	☐

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournment thereof. Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date Share Owner sign here	Co-Owner sign here

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

To our Shareholders:

     The Annual General Meeting of Shareholders of Montpelier Re Holdings Ltd. (the “Company”) will be held at the offices of the Company, Crown House, 4 Par-La-Ville Road, Hamilton HM 08, Bermuda on May 20, 2005, at 12:00 p.m. Atlantic Daylight Time for the following purposes:

1.	To elect four Class C directors to the Company’s Board of Directors (the “Board”) for terms expiring in 2008.

2.	To elect the designated company directors in respect of Montpelier Reinsurance Ltd., a wholly-owned reinsurance company organized under the laws of Bermuda.

3.	To appoint PricewaterhouseCoopers of Hamilton, Bermuda as the Company’s independent registered public accounting firm for 2005 and to authorize the Company’s Board, acting by the Company’s Audit Committee, to set their remuneration.

4.	To consider such other business as may properly come before the Annual General Meeting or any adjournments thereof.

     The Company’s audited financial statements for the year ended December 31, 2004, as approved by the Company’s Board, will be presented at this Annual General Meeting.

     The close of business on March 31, 2005 has been fixed as the record date for determining the shareholders entitled to notice of and to vote at the Annual General Meeting or any adjournments thereof. For a period of at least 10 days prior to the Annual General Meeting, a complete list of shareholders entitled to vote at the Annual General Meeting will be open for examination by any shareholder during ordinary business hours at the offices of the Company at Mintflower Place, 8 Par-La-Ville Road, Hamilton HM 08, Bermuda.

MONTPELIER RE HOLDINGS LTD.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 20, 2005

The undersigned appoints Thomas Busher or failing him any other officer of Montpelier Re Holdings Ltd. as proxy, to vote on behalf of the undersigned, all Common Shares of the undersigned at the Annual General Meeting of Shareholders to be held May 20, 2005, and at any adjournment thereof, upon the subjects described in the letter furnished herewith, subject to any directions indicated below.

To elect the following nominees as Class C Directors to the Company’s Board of Directors for terms expiring in 2008:

(01) Raymond Barrette, (02) Steven J. Gilbert, (03) John D. Gillesple, (04) William L. Spiegel

To elect the following nominees as designated company directors in respect of Montpelier Reinsurance Ltd., a wholly-owned reinsurance company organized under the laws of Bermuda:

(01) Anthony Taylor, (02) Thomas George Story Busher, (03) C. Russell Fletcher, III, (04) Kernan V. Oberting

To appoint PricewaterhouseCoopers of Hamilton, Bermuda as the Company’s independent registered public accounting firm for 2005 and to authorize the Company’s Board of Directors, acting by the Company’s Audit Committee, to set their remuneration.

Your vote is important! Please complete, date, sign and return this form to Montpelier Re Holdings Ltd., c/o The Bank of New York in the accompanying envelope, which does not require postage if mailed in the United States.

This proxy when properly signed will be voted in accordance with the instructions, if any, given hereon. If this form of proxy is properly signed and returned but no direction is given, the proxy will be voted FOR each proposal listed on the reverse side and in accordance with the proxyholder’s best judgement as to any other business as may properly come before the Annual General Meeting.

MONTPELIER RE HOLDINGS LTD.
P.O. BOX 11154
NEW YORK, N.Y. 10203-0154

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(Continued and to be signed and dated on reverse side.)

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